Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hanmi Financial Corporation of our report dated March 1, 2021 on the 2020 and 2019 consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (File No. 333-251393) and related prospectus.

/s/  Crowe LLP

Los Angeles, California

August 18, 2021